For period ending December 31, 2002
Exhibit
99.77C
File Number 811-8033

Special Meeting of Shareholders (Unaudited)

On September 6, 2002, Security Capital U.S. Real Estate Shares and
Security Capital European Real Estate Shares, together comprising Security Capital Real Estate Mutual Funds Incorporated (the "Fund"), held a special meeting of their shareholders for the purpose of approving a new Investment Advisory Agreement (the "Agreement"). This meeting was prompted by the acquisition of Security Capital Group Incorporated, the parent company of the Fund's investment advisor, Security Capital Research & Management Incorporated, by GE Capital Corp., a subsidiary of General Electric Co. This Agreement was approved by their shareholders.

The results of the voting for the Special Meeting are set forth below:

Security Capital U.S. Real Estate Shares:

Number of Votes Cast For 14,997,896
Number of Votes Cast Against 152,741
Number of Votes Cast Abstained 272,498
Number of Votes Withheld 1,908,681

Security Capital European Estate Shares:

Number of Votes Cast For 1,076,093
Number of Votes Withheld 57,054